Exhibit 99.1

For Immediate Release

US Editorial Contact:	Investor Relations Contact:
Cara Sloman	Todd Kehrli or Jim Byers
Nadel Phelan for Socket Communications	MKR Group, LLC
831/440-2411	818/556-3700
cara@nadelphelan.com	ir@mkr-group.com

European Editorial Contact:
Anna Andersson
Open2Europe for Socket Communications
+33 1 55 02 14 54
a.andersson@open2europe.com

Socket Communications Reports 2005 Fourth Quarter
& Year-End Financial Results

NEWARK, Calif., - February 14, 2006 - Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of data collection and connectivity products for the mobile workforce, today reported results for the fourth quarter and year ended December 31, 2005.

For the year 2005, Socket reported annual revenue of $25.0 million, compared to revenue of $26.1 million in 2004. Net loss applicable to common stockholders for 2005 was $215,000, or $0.01 per share, compared to net income applicable to common stockholders of $288,000, or $0.01 per share, for 2004. Socket generated cash flow from operations of $2.2 million in 2005, compared to negative cash flow of $603,000 in 2004. Cash and cash equivalents were approximately $6.8 million at December 31, 2005, an increase of 15% compared to $5.9 million as of December 31, 2004.

Revenue for the fourth quarter of 2005 was $5.9 million, compared to revenue of $6.5 million for the same quarter a year ago. Net loss applicable to common stockholders for the fourth quarter was $252,000, or $0.01 per share, compared to net income applicable to common stockholders of $116,000, or $0.00 per share, in the fourth quarter of 2004.

"While 2005 was a challenging year, we believe that there is significant opportunity ahead as enterprise workforce customers continue to make mobile productivity solutions a top priority," said Kevin Mills, president and chief executive officer of Socket Communications. "An increasing number of companies are recognizing the benefits of using mobile hand held devices and mobile platforms to enhance the productivity of their mobile workforce. Our customers' transition to the Windows Mobile 5.0 operating system and new Pocket PC models contributed to diminished sales in 2005, most notably impacting sales of our data collection products due to the long lead times for testing and applications development. We believe the product deployment delays resulting from these transitions will continue to impact the Company until completed."

"We continue to expand our family of data collection products and develop innovative new hardware and software products for mobile devices. Our recently introduced Cordless Ring Scanner, an efficient and uniquely designed hands-free laser bar code scanner, is now available and will be shipping in production quantities in March of this year. Additionally, the Palm Treo Smartphone's utilization of the Windows Mobile operating system opens new market opportunities to drive sales of Socket's supporting applications, including our Wi-Fi Companion software and SDIO wireless LAN connection card. Our Strategic Vertical Integrator (SVI) developer program now includes more than 70 partners that are integrating our data collection products into a variety of mobile enterprise applications aimed at increasing mobile productivity. These applications and the new products we introduced over this past year will enable strong participation in our growing markets," Mr. Mills concluded.

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 p.m. Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay. Participants may join the call by telephone at (877) 407-8033 or (201) 689-8033, or hear a replay via telephone at (877) 660-6853 or (201) 612-7415, using access code 286188004# for a week following the call. The call may also be broadcasted over the Internet on VCall.com and may be accessed through the Company's website at http://www.mkr-group.com/SCKT/conference.html .

About Socket Communications
Socket Communications (NASDAQ: SCKT) develops and distributes a broad range of data collection and network connectivity products for mobile devices such as PDA's, Smartphones and tablet PCs. Working collaboratively with mobile solutions from leading Strategic Vertical Integrators, world-class third party software developers and OEM's, Socket's Mobility Friendly® products are proven to drive operational efficiencies, increase mobile workforce productivity, boost corporate performance and improve customer satisfaction. Socket is headquartered in Newark, California and can be reached at 510-744-2700 or http://www.socketcom.com/

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements forecasting future financial and operating results, including our ability to return to profitability in 2006 or at any time in the future, statements predicting trends and opportunities in the markets in which we sell our products, including market opportunities and trends tied to the introduction of third-party products such as the Windows Mobile 5.0 operating system and the Palm Treo Smartphone, statements forecasting market acceptance of and demand for our products, and statements concerning the expansion of distribution channels for our products and adoption of our embedded products by third-party manufacturers of electronic devices. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that market trends and opportunities may not materialize as quickly or as robustly as we anticipate, if at all, the risk of delays in our ability to design, manufacture and market new products due to technological, market, or financial factors including the availability of necessary working capital, and risks related to our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, product delays associated with new model introductions and product changeovers, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and Wireless LAN and of our related connection and data collection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company, Mobility Friendly, and KwikBlue are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks and trade names contained herein may be those of their respective owners. © 2006, Socket Communications, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Condensed Summary Statements of Operations (Amounts in Thousands except per share amounts)
	Year ended Dec 31,		Three Months ended Dec 31,
	(Unaudited) 2005	2004*	(Unaudited) 2005	(Unaudited) 2004
Revenue	$ 25,034	$ 26,130	$ 5,924	$ 6,451
Cost of revenue	12,445	12,768	2,977	3,177
Gross profit	12,589	13,362	2,947	3,274
Gross profit percent
	50%	51%	50%	51%
Research and development	3,511	3,658	876	918
Sales and marketing	6,590	5,929	1,743	1,517
General and administrative	2,539	3,068	564	614
Amortization of intangible technology	203	397	36	106
Total operating expenses
	12,843	13,052	3,219	3,155
Interest (income) expense, net	(87)	(28)	(32)	(9)
Net income (loss)	(167)	338	(240)	128
Preferred stock dividends	(48)	(50)	(12)	(12)
Net income (loss) applicable to common stockholders	$ (215)	$ 288	$ (252)	$ 116
Basic and diluted net income (loss) per share applicable to common stockholders	$ (0.01)	$ 0.01	$ (0.01)	$ 0.00
Weighted average shares outstanding: Basic Fully Diluted	30,181 30,181	30,061 33,976	30,211 30,211	30,139 33,147
*Derived from audited financial statements.

Reconciliation of Net Income (Loss) to Cash Flow from (Used by) Operations
(Amounts in Thousands)	Year ended Dec 31,
	(Unaudited) 2005	2004*
Net income (loss)	$ (167)	$ 338
Add back Non-cash charges:
Depreciation/amortization of property	440	466
Amortization of intangible assets	203	397
Foreign currency (gains) loss	48	55
Compensatory stock option grants	21	--
Change in deferred rent	(33)	22
Cash flow from (used by) operations before working capital changes	512	1,278
Working capital changes	1,671	(1,881)
Cash flow from (used by) operations	$ 2,183	$ (603)
*Derived from audited financial statements.

Socket Communications, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	December 31,
	(Unaudited) 2005	2004*
Cash	$ 6,833	$ 5,932
Accounts receivable	2,953	4,009
Inventories	2,195	2,941
Other current assets	315	160
Property and equipment, net	628	479
Goodwill	9,798	9,798
Intangible technology	749	952
Other assets	164	129
Total Assets	$ 23,635	$ 24,400

Accounts payable and accrued liabilities	$ 3,346	$ 3,350
Bank line of credit	2,309	2,949
Deferred income on shipments to distributors	1,114	1,056
Capital leases/other non-current liabilities	51	93
Common and convertible preferred stock	50,704	50,626
Accumulated deficit	(33,889)	(33,674)
Total Liabilities and Equity	$ 23,635	$ 24,400
*Derived from audited financial statements.

# # #